Exhibit 10.1

Aqua America, Inc.

Non-Employee Directors’ Compensation, effective January 1, 2018

At its regularly scheduled meeting on December 13, 2017, the Board of Directors of Aqua America, Inc., upon the recommendation of its Executive Compensation Committee, approved the following directors’ compensation for the non-employee directors of Aqua America, Inc.: (1) an annual cash retainer of $80,000; (2) an annual cash retainer for the Chair of the Executive Compensation Committee of $12,500; (3) an annual cash retainer for the Chair of the Audit Committee of $12,500; (4) an annual cash retainer for the Chair of the Corporate Governance Committee of $10,000; (5) an annual cash retainer for the Chair of the Risk Mitigation Committee of $10,000; (6) an annual cash retainer for the Lead Independent Director of $25,000; and (7) an annual stock grant to non-employee directors of $80,000. All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings.